Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nelnet, Inc.:
We consent to the use of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.
/s/ KPMG LLP
Lincoln, Nebraska
March 7, 2019